Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

December 1, 2023

1 N. 1st Street

Suite 302

Pheonix, Arizona 85004

Re:	Trinity Capital Inc.

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File No. 333-261782) (the “Registration Statement”), as originally declared effective on January 27, 2022, by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated December 1, 2023 (the “Prospectus Supplement” and, together with the base prospectus, dated as of January 27, 2022, included in the Registration Statement, the “Prospectus”) in connection with the proposed issuance by the Company of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company with an aggregate offering price of up to $145,700,000 (the “Shares”), filed with the Commission pursuant to Rule 424 and Rule 430B under the Securities Act.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(iii)	the Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

(iv)	the (i) open market sale agreement, dated as of December 1, 2023, by and between the Company and Jefferies LLC, and (ii) open market sale agreement, dated as of December 1, 2023, by and between the Company and B. Riley Securities, Inc. (together, the “Sales Agreements”);

(v)	a certificate from the SDAT as to the existence and good standing of the Company dated as of a recent date (the “Certificate of Good Standing”); and

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(vi)	resolutions of the board of directors of the Company relating to, among other things, the (a) authorization and approval of the preparation and filing of the Registration Statement and Prospectus, (b) authorization and approval of the preparation, execution and delivery of the Sales Agreements, and (c) authorization, issuance, offer and sale of the Shares pursuant to the Prospectus, certified as of the date hereof by the Secretary of the Company.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of the parties to such documents, and (iii) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance and sale of the Shares.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that when (i) the Sales Agreements have been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered in connection with the offering against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus and in accordance with the terms of the Sales Agreements, and (b) if applicable, countersigned or registered by the Company’s transfer agent, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the Maryland General Corporation Law and we do not express any opinion herein concerning any other law. We express no opinion as to the effect on the matters covered by this opinion letter of the laws of any other jurisdiction.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, dated December 1, 2023, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP